Exhibit 10.3

This EMPLOYMENT AGREEMENT, dated as of December 18, 2014 (this “Agreement”), is made and entered into between VISTA OUTDOOR INC., a Delaware corporation (the “Company”), and Mark W. DeYoung (“Executive”).

WHEREAS, in connection with the transactions contemplated by that Transaction Agreement (the “Transaction Agreement”), dated as of April 28, 2014, among Alliant Techsystems Inc. (“ATK”), a Delaware corporation, the Company (formerly, Vista Spinco Inc.), currently a wholly owned subsidiary of ATK, Vista Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of ATK (“Merger Sub”), and Orbital Sciences Corporation, a Delaware corporation, among other things, ATK will distribute all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company on a pro rata basis to eligible holders of such stock, and the Company will become a separate, publicly traded Company (such distribution, the “Distribution”); and

WHEREAS, following the Distribution, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term.  The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Distribution Date (as defined in the Transaction Agreement) (such date, the “Commencement Date”) and ending on the third anniversary of the Commencement Date, unless such employment is earlier terminated in accordance with this Agreement (such period of employment hereunder, the “Term”).  The Term shall automatically expire at 11:59 p.m (Mountain Time) on the third anniversary of the Commencement Date (the “Automatic Expiration Date”) without notice by either party hereto to the other.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company following the Automatic Expiration Date shall be deemed an employment “at-will” and, except as expressly set forth in Section 3(c)(iii), shall not be deemed to extend any provisions of this Agreement to such “at-will” employment, and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that Sections 3(c)(iii), 3(g) and 5(c) and Appendix I shall survive any termination of this Agreement or Executive’s termination of employment hereunder in accordance with its terms.

2.                                      Position, Duties and Responsibilities.

(a)                                 During the Term, Executive shall (i) serve as the Chief Executive Officer of the Company and (ii) report directly to Board of Directors of the Company (the “Board”) in his capacity as Chief Executive Officer and oversee the day-to-day operations of the Company.

(b)                                 On the Commencement Date, Executive shall be appointed to the Board and appointed to serve as the Chairman of the Board.  At each annual meeting during the Term,

the Board, in its sole discretion, may choose to appoint Executive to serve as the Chairman of the Board, provided further that, if the Board chooses to appoint a different individual as the Chairman of the Board, such decision shall not constitute a breach of this Agreement.  Executive shall serve on the Board without any additional compensation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Date of Termination (as defined in Appendix II) and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any and all offices Executive holds with the Company or any of the Company’s affiliates.

(c)                                  During the Term, Executive shall devote his full working time, attention and best efforts to the business of the Company and shall use his best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein.  Executive shall not, without the consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee and member of the Board of the Company.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (i) serve as a director on the board of directors of Orbital ATK, Inc., (ii) serve as a director or an officer of, or otherwise participate in, non-profit, educational, social welfare, religious and civic organizations to the extent such service has been approved by the Board (such approval not to be unreasonably withheld with respect to Executive’s service on civic or charitable boards or committees) or (iii) manage his personal, financial and legal affairs, in each case, so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company and comply with the conflict-of-interest policies applicable to the Company.

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  During the Term, Executive shall be paid an annual base salary of $1,000,000 (“Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.  During the Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company pay Executive a Base Salary less than that set forth above during the Term (other than in connection with a general reduction in salary for similarly situated executives of the Company and provided such reduction in Executive’s Base Salary is not greater than the average percentage reduction in salary for such similarly situated executives of the Company).

(b)                                 Bonus.  During the Term, Executive shall have an opportunity to earn a performance-based cash bonus (“Annual Bonus”) for each full fiscal year (and, if applicable, any Stub Period (as defined below)) beginning during the Term targeted at 100% of Executive’s Base Salary payable for each such fiscal year or Stub Period, as applicable.  The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined by the Board in its reasonable discretion as soon as practicable following the conclusion of the fiscal year or Stub Period in question based on the achievement of pre-established performance conditions, and shall be paid no later than the 15th day of the third month following the end of the applicable fiscal year or Stub Period, as applicable (whether or not such payment date occurs during the Term).  With respect to each Annual Bonus period, the Board shall communicate the applicable pre-established performance conditions to Executive in writing promptly after such performance conditions are established.  In the event the Company’s first full fiscal year after the Commencement Date concludes between 12 and 14 months after the Commencement Date, then the Annual Bonus with respect to the Company’s first full fiscal year during the Term shall cover the entire period from the Commencement Date through the end of the first full fiscal year and be targeted at 100% of Executive’s Base Salary for that 12 to 14 month period.  In the event the Company’s first full fiscal year after the Commencement Date concludes more than 14 months after the Commencement Date, then the Annual Bonus with respect to the initial period beginning on the Commencement Date and ending on the first day of the first full fiscal year during the Term (the “First Stub Period”) shall be established by the Board, in its reasonable discretion, at a targeted level of no less than 100% of Executive’s Base Salary for the First Stub Period.  For the avoidance of doubt, in the event that a fiscal year of the Company begins before, but ends after, the Automatic Expiration Date, Executive shall have an opportunity to earn an Annual Bonus for all of such fiscal year as provided above and the target amount of such Annual Bonus shall not be reduced to reflect that such fiscal year ends after the Automatic Expiration Date (the portion of such fiscal year ending on the Automatic Expiration Date, the “Second Stub Period” and, together with the First Stub Period, the “Stub Periods”).

(c)                                  Long-Term Incentive Awards.

(i)                                     Annual Long-Term Incentives.  During the Term, the Company shall establish and maintain a long-term incentive plan (the “LTIP”), and Executive shall be entitled to participate in the LTIP.  Subject to annual approval by the Board, for each annual LTIP grant cycle beginning during the Term, Executive shall receive annual awards under such plan with an annual grant-date target value equal to at least $3,500,000 (pro-rated for fiscal years of less than 12 months), which awards will be granted to Executive at the same time as annual grants are made to the Company’s other senior executives.  The structure and terms, including types of awards, vesting criteria and schedule and performance conditions (if any), of the annual long-term incentive awards shall be determined by the Board in its sole discretion; provided, however, that, notwithstanding the foregoing, the first annual grant to Executive under the LTIP following the Commencement Date shall be comprised (A) 50% of performance-based stock units, with a performance period and performance metrics similar to ATK’s performance share grant to Executive with respect to ATK’s 2015, 2016 and 2017 fiscal years, (B) 30% of restricted shares and/or time-based restricted stock units (as determined by the Board in its sole discretion) and (C) 20% of stock options, in each case, with respect to common stock of the Company, with a vesting schedule, a term and on other terms and conditions consistent with the most recent comparable ATK annual long-term incentive awards granted to Executive and based on the grant-date value of such awards; provided further, however, that the Board shall, in its sole discretion, determine the specific performance goals and achievement levels (including threshold, target and maximum performance levels) applicable to all Company performance-based long-term incentive awards granted to Executive, including the first annual grant following the Commencement Date.  All such specific performance goals and achievement levels (including threshold, target and maximum performance levels, as applicable) shall be communicated in writing to Executive promptly after such performance goals and achievement levels are established.

(ii)                                  Initial Equity Grant.  Executive shall be entitled to an initial grant of restricted stock units or restricted share awards (the “Initial Award”) in respect of such number of shares of common stock of the Company as is equal to $5.0 million divided by the average fair market value of a share of common stock of the Company over the 30-calendar day period immediately following the Distribution Date, as determined in accordance with the LTIP.  The Initial Award will be granted as soon as reasonably practicable following the 30-day period immediately following the Distribution Date, but in no event later than 60 days following such period.  Subject to Sections 3(c)(iii) and 5, the Initial Award shall vest as to 25% of the shares of common stock subject to the Initial Award on each of the first, second, third and fourth anniversaries of the Commencement Date, provided that Executive is employed by the Company through the applicable vesting date.

(iii)                               Treatment of Long-Term Incentive Awards on or Following the Automatic Expiration Date.  Notwithstanding anything in this Agreement or any other Company plan or agreement to the contrary, in the event Executive’s employment with the Company continues “at-will” following the Automatic Expiration Date, the provisions of Section 5 applicable to Company long-term incentive awards (whether in the form of cash-settled or equity-settled awards and including the Initial Award) upon a termination of Executive’s employment shall continue to apply and determine the treatment of such Company long-term incentive awards granted to Executive during the Term upon Executive’s termination of employment following the Automatic Expiration Date.  Solely for purposes of this Section 3(c)(iii) and Section 5(c) below, the definitions set forth in Appendix II shall remain applicable to the extent necessary to preserve the intent of this Section 3(c)(iii) and Section 5(c) below.  For the avoidance of doubt, (A) in the event Executive’s employment is terminated by the Company as of or on the Automatic Expiration Date (including solely as a result of the natural expiration of the Term, but excluding a termination by the Company for Cause), the provisions of Section 5(a)(iii) applicable to Company long-term incentive awards (whether in the form of cash-settled or equity-settled and including the Initial Award) shall apply and determine the treatment of any Company long-term incentive awards held by Executive at the time of such termination, and (B) any Company long-term equity incentive awards granted to Executive following the Automatic Expiration Date will be subject to the policies of the Company in effect at that time and the award agreements evidencing such awards.

(d)                                 Benefits and Expense Reimbursement.  During the Term, Executive shall be eligible to participate in the benefit and perquisite plans, programs, policies and practices (including with respect to vacation, retirement, savings and welfare benefits, director and officer liability insurance, perquisites and other fringe benefits) made available to other senior executives of the Company, as in effect from time to time.  The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with the applicable policies of the Company, including the presentation of appropriate statements of such expenses.

(e)                                  Stock Ownership Requirements.  During the Term, Executive shall be required to retain 50% of the shares of common stock (net of applicable withholding tax) Executive holds upon vesting or settlement, as applicable, of the Initial Award and any other Company equity-based awards (regardless of form or when granted).  Following the Term, for so long as Executive remains an employee of the Company, Executive will be subject to any stock ownership requirements established by the Board from time to time.

(f)                                   Clawback and Recoupment Policy.  Executive agrees to be bound by the terms of any “clawback” or other compensation recoupment policy adopted by the Company from time to time, which, as of the Commencement Date, shall be the same as the ATK Executive Compensation Recoupment Policy, dated March 8, 2010, but shall be subject to change from time to time as determined by the Company in its discretion.

(g)                                  Indemnification and D&O Insurance. (i)  The Company shall, to the fullest extent permitted by Delaware law as in effect at any time (but, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights), indemnify Executive against expenses (including attorneys’ fees), judgments, damages, liabilities, losses, penalties, fines and amounts paid in settlement actually incurred or paid by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Company), by reason of the fact that Executive is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of Executive).  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.

(ii)                                  The Company shall, to the fullest extent permitted by Delaware law as in effect at any time (but, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights), indemnify Executive against expenses (including attorneys’ fees) actually and reasonably incurred by Executive in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that Executive is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of Executive) if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which Executive shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(iii)                               Expenses, including attorneys’ fees, incurred by Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company as authorized in this Section 3(g). Such expenses (including attorneys’ fees) incurred by Executive may be so paid upon such reasonable terms and conditions, if any, as the Board deems appropriate.

(iv)                              During the Term and for a period of six years thereafter the Company shall include Executive as an insured person under all directors and officers insurance policies maintained by the Company on terms no less favorable than provided to any other Company executive officer or director.

(v)                                 This Section 3(g) shall survive expiration of the Term.

4.                                      Termination of Employment During the Term.

(a)                                 Death and Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company may terminate Executive’s employment for Disability (as defined in Appendix II).

(b)                                 Cause and Good Reason.  The Company may terminate Executive’s employment for Cause, and Executive may terminate Executive’s employment for Good Reason (each as defined in Appendix II).

(i)                                     Good Reason shall not exist until and unless Executive has given the Board notice of the applicable event giving rise to Good Reason within 60 days of the date Executive has actual knowledge of such event.  Such notice shall specifically delineate such claimed basis for Good Reason and shall inform the Board that the Company is required to cure such event (if curable) within 30 days (the “Cure Period”) after such notice is given in accordance with Section 7(d).  If such event is not so cured (or is not curable) or if such basis is not disputed in writing by the Company during the Cure Period, Executive may resign for Good Reason within a reasonable time after the end of the Cure Period not to exceed six months.  If such event is cured within the Cure Period, Good Reason shall be deemed not to exist.

(ii)                                  Cause shall not exist until and unless the Board has given Executive notice of the applicable event giving rise to the claimed Cause within 60 days of the date the Board has actual knowledge of such event.  Such notice shall specifically delineate such claimed basis for Cause and shall inform Executive that he is required to cure such event (if curable) within the Cure Period after such notice is given in accordance with Section 7(d).  If such event is not so cured (or is not curable) or if such basis is not disputed in writing by Executive during the Cure Period, the Company may terminate Executive’s employment for Cause within a reasonable time after the end of the Cure Period not to exceed six months.  If such event is cured within the Cure Period, Cause shall be deemed not to exist.

(c)                                  Without Cause or Without Good Reason.  Nothing herein shall be interpreted as prohibiting the Company from terminating Executive’s employment without Cause or Executive from terminating his employment without Good Reason upon written notice at any time; provided, however, Executive shall be required to give Company 30 days notice prior to any resignation without Good Reason (which notice period the Board may elect to waive).

(d)                                 Notice of Termination.  Any termination of Executive’s employment hereunder by the Company for Cause or due to Disability or by Executive for Good Reason shall be communicated by an executed Notice of Termination given in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason that requires a Cure Period shall not be before the expiration of any such cure period).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, to assert such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

5.                                      Obligations of the Company Upon Termination.  Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other Company plans or programs, except as provided below:

(a)                                 Good Reason; Other Than for Cause.  If, during the Term (including, for the avoidance of doubt, on the Automatic Expiration Date), the Company shall terminate Executive’s employment other than for Cause (but not due to Executive’s death or Disability), or Executive shall terminate his employment for Good Reason (including, for the avoidance of doubt, an Anticipatory Qualifying Termination), then, subject to Executive executing (and not revoking) a general release of claims against the Company no later than 55 days after the Date of Termination:

(i)                                     the Company shall make a lump-sum payment to Executive on the 60th calendar day following the Date of Termination in an aggregate amount equal to one year’s Base Salary computed at Executive’s highest rate of annual Base Salary in effect during the six-month period immediately preceding his Date of Termination;

(ii)                                  the Company shall make a lump-sum payment to Executive in an amount equal to the product of (A) the Annual Bonus that Executive would have earned determined based on the Company’s actual performance for the fiscal year of the Company in which the Date of Termination occurs (or (x) in the event the Date of Termination occurs during the First Stub Period, the Annual Bonus that Executive would have earned determined based on the Company’s actual performance for the First Stub

Period and (y) in the event the Date of Termination occurs during the Second Stub Period, the portion of the Annual Bonus that Executive would have earned determined based on the Company’s actual performance for the full fiscal year in which the Second Stub Period occurs determined by pro rating such amount based on the portion of such fiscal year elapsed as of the end of the Second Stub Period), and (B) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company (or Stub Period, as applicable) in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is the total number of days in that fiscal year (or Stub Period, as applicable) (such amount, the “Pro Rata Annual Bonus”).  The Pro Rata Annual Bonus shall be payable at such time as the Company otherwise makes annual bonus payments for such fiscal year to its other executive officers;

(iii)                               Executive shall be entitled to accelerated vesting of (A) any outstanding time-based Company long-term incentive awards (whether in the form of cash-settled or equity-settled awards and including the Initial Award, but excluding any such Company awards granted pursuant to the Transaction Agreement in respect of ATK equity-based awards) granted on or following the Commencement Date that would have vested had Executive remained employed for 12 months following the Date of Termination, (B) a pro rata portion of any outstanding performance-based Company long-term incentive awards (whether in the form of cash-settled or equity-settled awards) granted on or following the Commencement Date determined following the last day of the applicable performance period for each such grant by multiplying the number of performance-based awards that would otherwise have vested on the next vesting date following the Date of Termination based on the Company’s actual performance during such period by a fraction, (I) the numerator of which shall be the number of days that have elapsed between the vesting date immediately preceding the Date of Termination and the Date of Termination (or, if Executive’s employment is terminated before the first vesting date, between the Commencement Date and the Date of Termination), and (II) the denominator of which shall be the total number of days in the period from such immediately preceding vesting date (or, if applicable, the Commencement Date) through the next vesting date; provided, however, that Executive shall only be entitled to such accelerated vesting to the extent that Executive was employed for at least 90 days of the applicable performance period and (C) any outstanding Company restricted shares or RSUs granted on the Commencement Date pursuant to the Transaction Agreement in respect of ATK equity-based awards (including, for the avoidance of doubt, ATK restricted shares, restricted share units and performance shares) that were originally granted more than 12 months prior to the Date of Termination.  Any outstanding unvested long-term incentive awards, regardless of form or when granted, that do not vest pursuant to this Section 5(a)(iii) shall automatically terminate and be immediately forfeited as of the Date of Termination; provided, however, that, notwithstanding anything in this Agreement or any other Company plan or agreement to the contrary, if such termination constitutes an Anticipatory Qualifying Termination, then any long-term incentive awards that would otherwise have been forfeited as of the Date of Termination (such awards, the “Conditional Awards”) shall not be forfeited pursuant to this Section 5(a)(iii) and, instead, shall be subject to the provisions of Section 5(f)(ii).  All vested stock options (including those as to which vesting accelerates pursuant to this Section 5(a)(iii)(A) or (B)) shall remain exercisable for 90 days following the Date of Termination (or if earlier, the applicable expiration date thereof) and then shall automatically terminate and be forfeited.  Vested RSUs shall be settled no later than the 60th calendar day following the Date of Termination, and earned performance-based awards shall be settled at the same time as such awards are paid to similarly situated executives;

(iv)                              in the event that, upon such termination, Executive elects to receive health and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay the cost of such COBRA continuation coverage for 18 months following the Date of Termination in an amount equal to the excess, if any, of the cost of such COBRA continuation coverage over the cost payable for health and dental benefits by active employees of the Company; provided that the Company’s obligations pursuant to this Section 5(a)(iv) shall cease upon Executive’s becoming eligible for substantially equivalent health and dental coverage from a subsequent employer (such benefits, the “Continued Welfare Benefits”); and

(v)                                 to the extent not theretofore paid or provided, the Company shall pay to Executive his Base Salary through the Date of Termination, pay any earned but unpaid Annual Bonus from a prior completed fiscal year, and pay or provide any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the employee benefit plans and programs, including any bonus program, of the Company and its affiliates through the Date of Termination at the time such payments are due or benefits are to be provided (if any) and taking into account any deferral elections made by Executive (all such amounts and benefits described in this clause (v) shall be hereinafter referred to as the “Accrued Benefits”).

(b)                                 Cause; Other Than for Good Reason; Retirement.  If, during the Term (including, for the avoidance of doubt, on the Automatic Expiration Date), Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason, including Executive’s voluntary retirement (and other than due to Executive’s death or Disability), other than any Accrued Benefits to which Executive may be entitled, this Agreement shall terminate without further additional obligations from the Company to Executive under this Agreement (other than those obligations that by their terms expressly survive the Term).

(c)                                  Earned Bonus on or after the Automatic Expiration Date.  Upon a termination of Executive’s employment (i) on the Automatic Expiration Date solely as a result of the natural expiration of the Term or (ii) after the Automatic Expiration Date and during the fiscal year that begins during the Second Stub Period, by the Company other than for Cause (but not due to Executive’s death or Disability) or by Executive for Good Reason, in either case, Executive shall be entitled to receive (A) any Accrued Benefits and (B) a Pro Rata Annual Bonus, payable in accordance with Section 5(a)(ii) above.  For the avoidance of doubt, in the event of a termination of Executive’s employment on the Automatic Expiration Date solely as a result of the natural expiration of the Term, Executive shall only be entitled to the payments and benefits set forth in Section 3(c)(iii) and this Section 5(c).

(d)                                 Death or Disability.  If, during the Term (including, for the avoidance of doubt, on the Automatic Expiration Date), Executive’s employment shall be terminated due to death or Disability, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to

(i)                                     the payments provided under Section 5(a)(ii); provided that, Executive must have been employed for at least 90 days of the applicable performance period to receive such payment; and

(ii)                                  (A) accelerated vesting of the Company long-term incentive awards granted on or following the Commencement Date to the extent provided in Sections 5(a)(iii)(A) and 5(a)(iii)(B) and (B) accelerated vesting of any outstanding Company restricted shares or RSUs granted on the Commencement Date pursuant to the Transaction Agreement in respect of ATK equity-based awards (including, for the avoidance of doubt, ATK restricted shares, restricted share units and performance shares).  Any outstanding unvested long-term incentive awards, regardless of form or when granted, that do not vest pursuant to this Section 5(d)(ii) shall automatically terminate and be immediately forfeited as of the Date of Termination.  All vested stock options granted on or following the Commencement Date (including those that accelerate vesting as described in Section 5(a)(iii)(A) or (B) but excluding those described in the following sentence) shall remain exercisable for 90 days following the Date of Termination (or if earlier, the applicable expiration date thereof) and then shall automatically terminate and be forfeited.  All vested stock options that were granted on the Commencement Date pursuant to the Transaction Agreement in respect of ATK stock options shall remain exercisable for three years following the Date of Termination (or if earlier, the applicable expiration date thereof) and then shall automatically terminate and be forfeited.  Vested RSUs shall be settled no later than the 60th calendar day following the Date of Termination, and earned performance-based awards shall be settled at the same time as such awards are paid to similarly situated executives; and

(iii)                               the Accrued Benefits.

(e)                                  Change in Control.  Upon the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason during the Term (including for the avoidance of doubt, on the Automatic Expiration Date) and within 24 months following the date of a Change in Control (as defined in Appendix II), subject to the effectiveness of Executive’s execution of a general release of claims against the Company no later than 55 days after the Date of Termination, Executive shall be entitled to

(i)                                     a lump-sum cash payment on the 60th calendar day following the Date of Termination equal to two times the sum of (A) one year’s Base Salary computed at Executive’s highest rate of annual Base Salary in effect during the six-month period immediately preceding the Date of Termination, and (B) the target Annual Bonus, in each case, as of the Date of Termination;

(ii)                                  accelerated vesting of any outstanding Company long-term incentive awards (regardless of form or when granted), with any performance-based awards deemed earned at target level;

(iii)                               the Continued Welfare Benefits; and

(iv)                              the Accrued Benefits.

(f)                                   Anticipatory Qualifying Termination.  Upon an Anticipatory Qualifying Termination (as defined in Appendix II) no more than six months prior to a Change in Control that occurs during the Term (including for the avoidance of doubt, on the Automatic Expiration Date), subject to the effectiveness of Executive’s execution of a general release of claims as provided in Section 5(a) (and, for the avoidance of doubt, the occurrence of such Change in Control), in addition to the payments and benefits Executive shall be entitled to receive pursuant to Section 5(a), Executive shall be entitled to

(i)                                     a lump-sum cash payment on the 60th calendar day following the Change in Control in an aggregate amount equal to the excess of (A) the payments provided for in Section 5(e)(i) over (B) any payments payable to Executive pursuant to Sections 5(a)(i) and 5(a)(ii); and

(ii)                                  accelerated vesting of any Conditional Awards, with any performance-based awards deemed earned at target level.  Notwithstanding anything in this Agreement or any other Company plan or agreement to the contrary, (A) during the period from the Date of Termination to the six-month anniversary of such date (such period, the “Anticipatory Period”), the Conditional Awards shall not be capable of vesting or becoming exercisable, if applicable, other than upon the occurrence of a Change in Control and (B) if a Change in Control does not occur prior to the expiration of the Anticipatory Period then, upon expiration of the Anticipatory Period, the Conditional Awards shall automatically terminate and be forfeited.

For the avoidance of doubt, if Executive is entitled to the payments and benefits under this Section 5(f), Executive shall not be entitled to any payments or benefits under Section 5(e).

(g)                                  Section 280G.  In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5(g) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Termination Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company (the “Accountants”), that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(g) shall be made in writing in good faith by the Accountants.  In the event of a reduction of benefits hereunder, benefits shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code.  For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably required in order to make a determination under this paragraph, the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5(g).  In no event shall Executive be entitled hereunder to a gross up from the Company to cover any Excise Tax to which he may be subject.

(h)                                 Release.  In the event that the release required by Section 5(a), 5(e) or 5(f) is not executed, or is revoked, on or prior to the 55th day after the Date of Termination, Executive will forfeit all entitlement to the severance amounts described therein (other than, for the avoidance of doubt, the Accrued Benefits).  All references to a general release in this Section 5 shall mean a release substantially in the form attached as Appendix III.

(i)                                     Adjusted ATK Awards.  For the avoidance of doubt, all outstanding Adjusted ATK Awards (as such term is defined in the Transaction Agreement) shall be governed by their terms and not by the terms of this Agreement.

6.                                      Appendix I and Appendix II.  Certain of Executive’s contractual and legal obligations (including, without limitation, various restrictive covenants) and certain defined terms, are set forth in Appendix I and Appendix II.  In addition, Appendix I and Appendix II specify certain rules and conditions of various employment related matters.  Appendix I and Appendix II are attached to, and expressly made an integral part of, this Agreement.

7.                                      Miscellaneous

(a)                                 Entire Agreement; Effectiveness.  This Agreement (including Appendix I and Appendix II) contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations and warranties between the parties, whether written or oral, with respect to the subject matter hereof.  In particular, Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between the Company and Executive shall hereby be terminated and has no further force and effect after the date hereof.  In addition, during the Term, the provisions of Section 5 of this Agreement supersede in all respects and are in lieu of any severance payments and benefits that Executive may be eligible to receive under the Vista Outdoor Inc. Executive Severance Plan, the Vista Outdoor Inc. Income Security Plan or any other severance or change of control plan that the Company maintains during the Term.  This Agreement shall be null and void ab initio and of no further force or effect if the Transaction Agreement is terminated prior to the Sporting Transfers (as defined in the Transaction Agreement).

(b)                                 Assignment; Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives.  The rights and responsibilities of the Board herein may be delegated or assigned to one or more committees thereof as determined in the Board’s discretion.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(c)                                  Withholding.  All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

(d)                                 Notices.  All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to (i) the General Counsel of the Company or (ii) Executive, in each case, either by mail, fax or email, and shall be deemed to have been duly delivered or given when received.

(e)                                  Representations.  Executive represents, warrants and covenants that:  (i) Executive has the full right, title and authority to enter into this Agreement and perform Executive’s obligations hereunder; and (ii) Executive has not granted, nor will grant, any right, and will not do any act or enter into any agreement or understanding whatsoever which may or will prevent, impair or hinder the full performance of Executive’s obligations hereunder.

(f)                                   Amendment.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

(g)                                  No Waiver.  The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof.  A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

(h)                                 Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(i)                                     Survival.  The rights and obligations of the Company and Executive under the provisions of this Agreement, including Appendix I and Appendix II of this Agreement, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

(j)                                    Governing Law.  This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Utah, without reference to its conflicts of law principles.

(k)                                 Jurisdiction.  (i) Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the State of Utah or, if such court does not have subject matter jurisdiction, the state courts of Utah located in Salt Lake City, Utah, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court.  The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 7(k)(i).

(ii)                                  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7(k)(ii).

(l)                                     Costs of Proceedings.  Except as expressly provided in the next sentence, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement.  The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in successfully obtaining, enforcing or securing (i) any material right or benefit provided by this Agreement or (ii) any award or payment received in connection with the breach of such material right or benefit.

(m)                             Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(n)                                 Construction.  The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

VISTA OUTDOOR INC.

By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Vice President and Secretary

/s/ Mark W. DeYoung
Mark W. DeYoung

Appendix I — Certain Contractual and Legal Obligations

The contractual and legal obligations set forth in this Appendix I are expressly made an integral part of the Employment Agreement, dated as of December 18, 2014, between VISTA OUTDOOR INC. and Mark W. DeYoung (the “Agreement”), to which this Appendix I is attached.  All capitalized terms used in this Appendix I, to the extent not defined, shall have the meaning set forth in the Agreement or Appendix II to the Agreement.

1.                                      Restrictive Covenants.

(a)                                 Non-Competition/Non-Solicitation.  Executive hereby agrees that during the Term and the 12-month period following any termination of Executive’s employment on or prior to the Automatic Expiration Date, regardless of how or why such employment ends (but excluding termination of Executive’s employment solely as a result of the natural expiration of the Term), Executive shall not, directly or indirectly, (i) employ, solicit or retain, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates, or solicit, induce or encourage any such person to leave employment with the Company or its affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company or encourage any such person or entity to cease being a customer or client of the Company or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any geographic area in the world in which the Company or any of its affiliates is engaged in business.  For purposes of this Appendix I, the term “Competing Business” shall mean any Business engaged in the Business Area.  For purposes of this Appendix I, the term “Business Area” shall mean developing, manufacturing, sourcing or supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products or small-caliber ammunition, but in each case, only with respect to products that are the same as or similar to products developed, manufactured, sourced or supplied during the Term by the Company or any of its subsidiaries or affiliates or any other Contemplated Business, whether directly to or to wholesale customers for resale to, the local or federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government or consumer markets.  For purposes of this Appendix I, the term “Contemplated Business” shall mean any Business with which the Company or any of its subsidiaries or affiliates engaged in substantive discussions or entered into any contract, agreement, agreement in principle, arrangement or other similar document (including, for the avoidance of doubt, any nondisclosure or confidentiality agreement), in each case, during the Term and with respect to a merger, joint venture, acquisition or other similar extraordinary corporate transaction between the Company or any of its subsidiaries or affiliates on the one hand and such Business or any of its subsidiaries or affiliates on the other hand; provided that any such merger, joint venture, acquisition or other similar extraordinary corporate transaction is consummated no later than six months following the Term.  Notwithstanding the foregoing, the restrictions of this Appendix I.1(a)(i) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries.  Nothing in this Appendix I.1 shall be construed as denying Executive the right to own securities of any corporation listed on a national securities exchange in an amount up to 5% of the outstanding number of such securities.  For the avoidance of doubt, this Appendix I.1(a) shall not apply if Executive’s employment with the Company terminates following the Automatic Expiration Date or on the Automatic Expiration Date solely as a result of the natural expiration of the Term.

(b)                                 Confidential Information.  (i)  Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below).  Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Executive’s duties for the Company.  For purposes of this Appendix I, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by Executive (alone or with others) or to which Executive shall have had access during any employment with the Company.  Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company.  For purposes of this Appendix I, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that:  (A) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures.  Executive understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company.  Nothing in this Appendix I shall be construed to mean that the Company owns any intellectual property or ideas that were conceived by Executive before Executive commenced employment with the Company and which Executive has previously disclosed to the Company.  Subject to Appendix I.1(b)(ii), nothing in this Appendix I.1(b)(i) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information

or from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

(ii)                                  Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Executive shall (if legally permitted) promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Appendix I.1(b).  Thereafter, Executive shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and Executive shall give the Company prior notice of the Confidential Information or Trade Secret Information Executive believes Executive is required to disclose.  The Company shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Appendix I.1(b)(ii).

(c)                                  Non-Disparagement.  During and after any employment with the Company, regardless of how, when or why such employment ends, Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company during the Term and in connection with Executive’s employment, (B) Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) Executive from acting in good faith to enforce his rights under the Agreement.

(d)                                 Return of Company Property.  All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of his employment with the Company shall remain the exclusive property of the Company and Executive shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term.

4.                                      Section 409A of the Code.

(a)                                 It is intended that the provisions of the Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)                                 Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (the Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c)                                  If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.  To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).

(d)                                 For purposes of Section 409A, each payment under the Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)                                  Except as specifically permitted by Section 409A or as otherwise specifically set forth in the Agreement, the benefits and reimbursements provided to Executive under the Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of the Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f)                                   The Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other

Federal, state or local tax law.  Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.

(g)                                  Notwithstanding any provision in this Agreement to the contrary, if the 55-day period for making and not revoking the Release described in Section 5(h) of this Agreement ends in a calendar year commencing after the Executive’s Date of Termination, no severance benefit payable under Section 5(a), (e) or (f) (excluding, for the avoidance of doubt, the Accrued Benefits) shall be payable earlier than the first day of the calendar year following such Date of Termination.

Appendix II — Definitions

The definitions set forth in this Appendix II are expressly made an integral part of the Employment Agreement, dated as of December 18, 2014, between VISTA OUTDOOR INC. and Mark W. DeYoung (the “Agreement”), to which this Appendix II is attached.  All capitalized terms used in this Appendix II, to the extent not defined, shall have the meaning set forth in the Agreement.

1.                                      “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

2.                                      “Anticipatory Qualifying Termination” means a termination of the Executive’s employment by the Company other than for Cause (but not due to Executive’s death or Disability) or by Executive for Good Reason, in either case, within 12 months following a Change Event but prior to a Change in Control.

3.                                      “Cause” means the occurrence of any of the following:  (a) Executive wilfully and continually fails to substantially perform his duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure; (b) Executive (A) engages in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (B) violates the Company’s code of conduct or a Company policy, which violation has an adverse effect upon the Company; or (c) Executive breaches his duty of loyalty or commits an unauthorized disclosure of proprietary or confidential information of the Company.

4.                                      “Change Event” means the occurrence of any of the following events:

(a)                                 the acquisition by any “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (a “Group”) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) becomes the “beneficial owner” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change Event:  (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization (as defined below) or Sale (as defined below) that does not constitute a Change in Control; or

(b)                                 the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer or other unsolicited proposal.

5.                                      “Change in Control” means the occurrence of any of the following events:

(a)                                 during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case other than the Board;

(b)                                 the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (A) all or substantially all the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (C) at least 50% of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(c)                                  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control;

(d)                                 any Person, corporation or other entity or Group (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change in Control:  (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (b) above; or

(e)                                  any other circumstances that the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan.  Any such determination made by the Board will be irrevocable except by a vote of a majority of the members of the Board who voted in favor of making such determination.

6.                                      “Disability” shall have the meaning given to such term in the Company’s governing long-term disability plan, or if no such plan exists, such term shall mean total and permanent disability as determined under the rules of the Social Security Administration.

7.                                      “Date of Termination” means (a) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination, (b) if Executive’s employment is terminated by the Company (other than for Cause or due to Disability), the Date of Termination shall be the date on which the Company notified Executive of such termination, (c) if Executive resigns without Good Reason, the Date of Termination shall be the date specified by Executive, which shall not be earlier than 30 days after the date Executive provides notice pursuant to Section 4(c) and Section 7(d) of the Agreement; provided, however, the Board may waive such notice period, in which case the Date of Termination shall be the date the Board waived such notice period, (d) if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination, or (e) if Executive’s employment is terminated by reason of death, the date of Executive’s death.

8.                                      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

9.                                      “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following:  (a) a material reduction of Executive’s authorities, duties or responsibilities as the Chief Executive Officer of the Company; (b) the Company’s locating Executive’s principal work location in excess of 50 miles from Executive’s principal job location as of the Commencement Date; provided, however, that Good Reason shall not exist solely due to the Company’s locating Executive’s principal work location at the Company headquarters in Utah following the Commencement Date; (c) a material reduction by the Company of Executive’s annual Base Salary in effect on the Commencement Date, or as such annual Base Salary has been increased thereafter (other than in connection with a general reduction in salary for similarly situated executives); or (d) the failure of the Company to continue in effect, or the failure to continue Executive’s participation on substantially the same basis in, any annual incentive plan, long-term cash incentive plan or equity compensation plan in which Executive participates on the Commencement Date, which results in a material reduction in Executive’s total compensation.  For the avoidance of doubt, Good Reason shall not exist solely due to Executive no longer holding the position of Chairman of the Board, but shall exist if the Company does not nominate Executive for re-election to the Board.